EXHIBIT 3(i)

                              ARTICLES OF AMENDMENT
                                     OF THE
                            ARTICLES OF INCORPORATION
                                       OF
                  THE NATIONAL BANK OF INDIANAPOLIS CORPORATION


     The National Bank of Indianapolis Corporation (hereinafter referred to as the "Corporation"), a corporation existing pursuant to the provisions of the Indiana Business Corporation Law, as amended (hereinafter referred to as the "Act"), desiring to give notice of corporate action effectuating the amendment of its Articles of Incorporation, hereby certifies, by its duly authorized officer, the following facts:

                                    ARTICLE I
                                    AMENDMENT

     Section 1. The date of incorporation of the Corporation is January 29, 1993.

     Section 2. The name of the Corporation following this amendment to the Corporation's Articles of Incorporation is The National Bank of Indianapolis Corporation.

     Section 3. The exact text of Article III of the Corporation's Articles of Incorporation is, as now amended, as follows:

                                   ARTICLE III
                                Authorized Shares

     Section 1. Number of Shares. The total number of shares of capital stock which the Corporation has authority to issue is 20,000,000 shares, consisting of 15,000,000 shares of designated as "Common Stock" and 5,000,000 shares designated as "Preferred Stock."

          Section 2. Terms of Shares of Common Stock. Each share of Common Stock shall be equal to every other share of Common Stock. Each share of Common Stock shall participate equally in all earnings and profits of the Corporation and on distribution of assets, whether on dissolution, liquidation or otherwise. The Common Stock is entitled to distributions and dividends as and when declared by the Board of Directors out of funds of the Corporation legally available for the payment of dividends. Each holder of Common Stock of the Corporation is entitled to vote on all matters presented to shareholders and shall be entitled on all matters, including elections of directors, to one vote for each share of Common Stock registered in his or her name on the books of the Corporation.


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          Section 3. Terms of Shares of Preferred Stock. The shares of Preferred
     Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation shall have authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including, without limitation, the voting rights, the dividend rate, conversion rights, redemption price and liquidation preference, of any series of shares of Preferred Stock, to fix the number of shares constituting any such series and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolutions or resolutions originally fixing the number of shares of such series.

                                   ARTICLE II
                         DATE OF ADOPTION OF AMENDMENTS

     The date of the adoption of the amendments set forth above in Article I above is June 15, 2000.

                                   ARTICLE III
                           MANNER OF ADOPTION AND VOTE

     Section 1. The Board of Directors of the Corporation duly adopted resolutions approving the foregoing amendments to the Corporation's Articles of Incorporation and recommending such amendments to the shareholders of the Corporation.

     Section 2. The shareholders of the Corporation entitled to vote with respect to the foregoing amendments to the Articles of Incorporation duly approved and adopted such amendments on June 15, 2000 at the annual meeting of the shareholders of the Corporation.

     The result of the vote of the shareholders with respect to the amendment to
Article III, Section 1, is as follows:

         Designation of Shares Entitled to Vote:              Common Stock
         Number of Votes Entitled to be Cast:                   1,954,171
         Number of Votes Represented at the Meeting:            1,453,939
         Number of Votes Cast in Favor of the Amendment:        1,365,447
         Number of Votes Cast Against the Amendment:               67,999
         Number of Votes Abstaining:                               20,492




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                                   ARTICLE IV
                       COMPLIANCE WITH LEGAL REQUIREMENTS

     The manner of adoption of the foregoing amendment to the Articles of Incorporation and the vote by which it was adopted constitute full legal compliance with the provisions of the Act, the Articles of Incorporation and the By-Laws of the Corporation.



                                      * * *

     The undersigned officer of the Corporation verifies, subject to the penalties of perjury, that the statements contained herein are true this 26th day of March, 2001.



                                            By:   /s/ Morris L. Maurer
                                                 ---------------------
                                                 Morris L. Maurer, President














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